Exhibit 3.1

NEW YORK STATE DEPARTMENT OF STATE

DIVISION OF CORPORATIONS, STATE RECORDS AND UNIFORM COMMERCIAL CODE

FILING RECEIPT

ENTITY NAME :	FORWARD INDUSTRIES, INC.
DOCUMENT TYPE :	CERTIFICATE OF AMENDMENT
ENTITY TYPE :	DOMESTIC BUSINESS CORPORATION

DOS ID:	135940
FILE DATE:	09/04/2025
FILE NUMBER:	250904002058
TRANSACTION NUMBER:	202509040001303-4905525
EXISTENCE DATE:	03/06/1961
DURATION/DISSOLUTION:	PERPETUAL
COUNTY:	KINGS

SERVICE OF PROCESS ADDRESS :	CORPORATE CREATIONS 600 MAMARONECK AVENUE #400, HARRISON, NY, 10528, USA
ELECTRONIC SERVICE OF PROCESS EMAIL ADDRESS :	N/A

FILER:	KATHLEEN WEISBERG 700 VETERANS MEMORIAL HWY., STE. 100 HAUPPAUGE, NY, 11788, USA
SERVICE COMPANY:	COGENCY GLOBAL INC.
SERVICE COMPANY ACCOUNT:	26
CUSTOMER REFERENCE :	ALB

You may verify this document online at: http://ecorp.dos.ny.gov

AUTHENTICATION NUMBER: 100008699462

TOTAL FEES:	$220.00	TOTAL PAYMENTS RECEIVED:	$220.00
FILING FEE:	$60.00	CASH:	$0.00
CERTIFICATE OF STATUS:	$0.00	CHECK/MONEY ORDER:	$0.00
CERTIFIED COPY:	$10.00	CREDIT CARD:	$0.00
COPY REQUEST:	$0.00	DRAWDOWN ACCOUNT:	$220.00
EXPEDITED HANDLING:	$150.00	REFUND DUE:	$0.00

STATE OF NEW YORK DEPARTMENT OF STATE I hereby certify that the annexed copy for FORWARD INDUSTRIES, INC., File Number 250904002058 has been compared with the original document in the custody of the Secretary of State and that the same is true copy of said original. WITNESS my hand and official seal of the Department of State, at the City of Albany, on September 04 , 2025 . WALTER T . MOSLEY Secretary of State BRENDAN C. HUGHES Executive Deputy Secretary of State Authentication Number: I00008699459 To Verify the authenticity of this document you may access the Division of Corporation's Document A uthentication Website at http·//ecmp,dos,ny,goy

Docusign Envelope ID: 2C38E35E-89CE-48BC-B07C-FC48EB7004DB

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
FORWARD INDUSTRIIIS, INC.

Under Section 805 of the Business Corpor tion LMw

I, Kathleen Weisberg, hereby certify that I am the Chief Financial Officer of Forward Industries, Inc. (the "Corporation"), a corporation organized and existing under the Business Corporation Law of the State of New York (the "NYBCL"), and hereby certify as follows, pursuant to Section 805 of the NYBCL:

1. n,e current name of the Corpomtion is: Forward Industries, Inc. The name under which the Corporation was originally fonned is Progress Heat Sealing Co., Inc,

2. The original Certificate of Incorporation was filed with the Department of State on March 6, 1961.

3. This Certificate of Amendment to the Certificate ofIncoipomtion was authorized by lhe vote of the Board of Dill:ctors of the Cotpomtion followed by vote at ll meeting of shan,holders held on September 4, 2025, at which a quorum was present.

4. Ilte Corporation is currently authorized to issue 44,000,000 shares, consisting of 40,000,000 shares of common stock, par value $0.0 I per share and 4,000,000 shares of preferred stock.

5. Artitle THIRD of the Certificate of Incorporation relating to the Corporation's stock is being amended to increase the nwnber of shares of common stock the Corporation shall have the authority to issue from 40,000,000 shares of common stock with a par value of $0.0 I to 300,000,000 shares of common stock with a par value of $0.0 I. Article THIRD is hereby amended to read in its entirety as follows:

"Artie!" THIRD: The aggregate number ofshares which the Corporation shall have authority to issue is three hundred and four million (304,000,000), $0.0I par value per share, of which four million (4,000,000) shares shall be designated as "preferred stock" and three hwtdred million (300,000,000) shares shall be designated as "common stock".

Authority is hereby expressly granted to the Boani of Directors of the Corporation from time to time to issue the preferred stock as preferred stock of any series and, in connection with the creation ofeach such series, to fix by the resolution or resolutions providing for the issue of shares thereof, the number of shares of such series, and the designations, relative rights, preferences, and limitations of such series, to the fu]) extent now or hereafter pennitted by the laws of the State of New York."

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IOSS0-2J8S6 / 02104899 vS
4925/3268/lOOZ v. 6

Filed with the NYS Department of State on 09/04/2025
Filing Number: 250904002058 DOS ID: 135940

Docuslgn Enwlope ID: 2C38E35E.S9CE - 48BC - B07C.FC48EB70040B Filed with the NYS Department of State on 09/04/2025 Filing Number: 250904002058 DOS ID: 135940 IN WITNESS WHEREOF, the Cmpomtion has caused this Certificate of Amendment to be signed by its Chief Financial Officer on this 4th day Qf$eptember, 202S. FORWARD INDUSTRIES, INC. "''"' " ' O ' J u s r f ,tr? a &. \ \ 'weisberg Title: Chief Financial Officer 105S0.238S6 /02104899 v5 4925./J258 - 6802, v. 6

Docus n Envelope ID: 2C38E35E-89CE./BBC.807C-FC48EB7004DB

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
FORWARD INDUSTRIES, INC.

Under Section 805 Of the Business Corporation Law

Filed by:

Kathleen Weilberg
700 Veterans Memorial Hwy., Ste. 100
Hauppauge, NY 11788

IOSS0-23856 / 02104899 vS
4925-8268-GCOZ v.6

Filed with the NYS Department of State on 09/04/2025
Filing Number: 250904002058 DOS ID: 135940